Exhibit 10.48

Sales Agreement

Party A: Guangxi Liuzhou Baicaotang Medicine Co., Ltd.
Party B: Liuzhou Baicaotang, Guigang Subsidiary Co.

Through the negotiations of the parties, parties reached the following agreement regarding the sales related issues:

1. Party B is Party A’s VIP customer, Party A will be responsible for all supplies of Party B and Party A is responsible for the delivery of the products.

2.Party B will be responsible for all the delivery right of Party A in the Guigang District.

3. Party A guarantees that the products delivered to Party B will meet the following requirements:
i. All products are legal and will meet the quality requirements.
ii. All packages of the products are procured through legal channel and the label will meet the legal requirements.
iii. The Chinese Medicine shall be marked with the place of production.

4. Party A shall be responsible for the quality of the products supplied to Party B; Party A shall be responsible for all the consequences caused by the product quality.

5. The pricse of the products shall be determined by market, the parties shall negotiate the price of the products.

6. There are two copies of the agreement, each party will hold one copy with equal legal force.

Party A:  Guangxi Liuzhou Baicaotang Medicine Co., Ltd.
Legal representative: /s/ Gouzhuang Rong
Date: 1/1/2009

Party B: Liuzhou Baicaotang, Guigang Subsidiary Co.
Legal representative: /s/  Shenghu Tang
Date: 1/1/2009